EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  May 8, 2009
Central Vermont Reports First Quarter Earnings

▪	Consolidated earnings of $6.9 million, or 58 cents per diluted share

➢	$0.5 million decrease in operating revenue
➢	$1.3 million decrease in purchased power expense
➢	$0.4 million decrease in other operating expenses
➢	$0.3 million increase in equity in earnings of affiliates
➢	$0.6 million increase in other income, net

▪	November 2008 stock issuance of 1,190,000 shares decreased earnings by 7 cents per diluted share
▪	Reaffirms guidance for 2009 at $1.40 to $1.60 per share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported first quarter 2009 consolidated earnings of $6.9 million, or 58 cents per diluted share of common stock, compared to $5.9 million, or 56 cents per diluted share of common stock, for the same period last year.

"We are pleased with the favorable results this quarter, keeping in perspective that this is the first quarter under which we are operating under our new alternative regulation plan," President Bob Young said.  "The plan provides quarterly power cost adjustments and an annual earnings sharing mechanism.  This quarter, our net power costs were lower than what is currently in our rates, so rates will be adjusted accordingly in the third quarter.

"One of the keys to our success in these difficult times and an underlying strategy of the company is to cost-effectively provide customers with top-notch service and meet or exceed their growing expectations," Young said.  "I'm particularly pleased that in the first quarter, we met or exceeded all 17 of our service quality standards.  This continues a string of four straight years we've met these standards, the best results of any utility in Vermont in that time.  In the months ahead, our capital investments and operations strategies will be focused on continuing to improve service, to the benefit of shareholders and customers alike."

First quarter 2009 results compared to 2008
Operating revenues decreased $0.5 million due to lower retail sales volume from lower average usage by commercial and industrial customers resulting from economic conditions, partially offset by higher average retail rates and higher average prices from new resale contracts.  Other operating revenues increased from the sale of transmission rights and an increase in wholesale rates.

Purchased power expense decreased $1.3 million due to a decrease in required purchases and lower average prices from Independent Power Producers ("IPPs").  The contract for one of the IPPs ended in November 2008, resulting in fewer purchases from the Vermont Electric Power Producers.  This was partially offset by increased short-term purchases and higher output from Hydro-Quebec.

Other operating expenses decreased $0.4 million, including $1.7 million of lower maintenance costs resulting from lower service restoration costs, partially offset by a $0.3 million increase in transmission expense resulting from higher rates, and higher costs from Vermont Transco LLC ("Transco") for its capital projects, partially offset by higher NOATT reimbursements.  We also had $0.9 million of higher regulatory amortizations and deferrals.  This included the initial deferral of an over-collection of $0.6 million of power, production and transmission costs as defined by the power adjustment clause of our alternative regulation plan.  The power cost overcollection will be returned by crediting retail customers' bills in the third quarter of 2009, in accordance with the plan.

Equity in earnings from affiliates increased $0.3 million due to the $3.1 million investment that we made in Transco in December 2008.  Other factors affecting first quarter 2009 results included a $0.6 million increase in other income, net of other deductions, largely due to an increase in the cash surrender value of variable life insurance policies in trust to fund a supplemental employee retirement plan, partially offset by a $0.1 million increase in interest expense.

2008 Common Stock Issuance
Earnings per share for the first quarter of 2009 reflect the impact of the November 2008 common stock issuance. On November 24, 2008, CV issued 1,190,000 shares, resulting in net proceeds of approximately $21.3 million.  The net proceeds of the offering were used for general corporate purposes, including the repayment of debt, capital expenditures, investments in Transco and working capital requirements.

2009 Financial Guidance
CV previously issued 2009 earnings guidance in the range of $1.40 to $1.60 per diluted share, which we reaffirm. As part of a rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return is 9.77 percent.

Webcast
CV will host an earnings teleconference and webcast on May 8, 2009 beginning at 10 a.m. EDT.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Q1 2009 Earnings Call" link on the "Investor Relations" section of the company's website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U. S. or Internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 319623.

About CV
CV is Vermont's largest electric utility, serving approximately 159,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
Today the company filed its first-quarter 2009 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section.  Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings Per Diluted Share
First quarter 2009 versus first quarter 2008 (a)

2008 Earnings per diluted share	$0.56
Lower purchased power expense	0.07
Lower other operating expenses	0.04
Higher equity in earnings of affiliates	0.02
Common stock issuance (Nov. 2008) - 1,190,000 additional shares	(0.07)
Lower operating revenues	(0.03)
Higher transmission expense	(0.02)
Higher interest expense	(0.01)
Other	0.02
2009 Earnings per diluted share	$0.58

(a) The additional shares from the Nov. 2008 stock issuance were excluded from the 11,655,175 average shares of common stock - diluted for purposes of computing the individual EPS variances shown above in order to provide comparable information for 2009 vs. 2008.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	2009	2008
Condensed income statement
Operating revenues:
Retail sales	$74,083	$75,406
Resale sales	13,933	13,502
Other	2,711	2,316
Total operating revenues	90,727	91,224

Operating expenses:
Purchased power - affiliates and other	41,610	42,906
Other operating expenses	39,618	40,027
Income tax expense	2,876	1,859
Total operating expense	84,104	84,792
Utility operating income	6,623	6,432

Other income:
Equity in earnings of affiliates	4,445	4,185
Other, net	113	(524)
Income tax expense	(1,433)	(1,425)
Total other income	3,125	2,236
Interest expense	2,876	2,760
Net income	6,872	5,908
Dividends declared on preferred stock	92	92
Earnings available for common stock	$6,780	$5,816

Per common share data
Earnings per share of common stock - basic	$0.58	$0.57
Earnings per share of common stock - diluted	$0.58	$0.56

Average shares of common stock outstanding - basic	11,602,354	10,275,505
Average shares of common stock outstanding - diluted	11,655,175	10,377,034

Dividends declared per share of common stock	$0.46	$0.46
Dividends paid per share of common stock	$0.23	$0.23

Supplemental financial statement data
Balance sheet
Investments in affiliates	$104,158	$96,427
Total assets	$627,496	$549,922
Notes Payable	$10,827	$63,800
Common stock equity	$221,647	$191,313
Long-term debt (excluding current portions)	$167,500	$112,950

Cash Flows
Cash and cash equivalents at beginning of period	$6,722	$3,803
Cash provided by operating activities	15,128	11,222
Cash used for investing activities	(5,937)	(7,282)
Cash used for financing activities	(2,369)	(1,378)
Cash and cash equivalents at end of period	$13,544	$6,365

Refer to our first-quarter 2009 Form 10-Q for additional information.